Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

August 20, 2009

SEARS HOLDINGS REPORTS SECOND QUARTER RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its results for the second quarter of 2009. In summary, we reported:

•

A net loss attributable to Holdings’ shareholders for the quarter of $94 million ($0.79 per diluted share) as compared to net income attributable to Holdings’ shareholders of $65 million ($0.50 per diluted share) in the second quarter of 2008;

•	Reductions in selling and administrative expenses, adjusted for significant items discussed below, of $212 million during the second quarter of fiscal 2009 as compared to the same quarter in 2008;

•	Maintained gross margin rate at 26.5% for both the second quarter of 2009 and the second quarter of 2008; and

•

Continued progress in managing our financing obligations and commitments as long-term debt and capital lease obligations were reduced by $416 million (to $2.2 billion) and domestic letters of credit were reduced by $200 million (to $0.8 billion) at August 1, 2009 as compared to August 2, 2008.

“While the overall retail market remains difficult and its impact is reflected in our results, we continue to take actions to increase the efficiency of our operations. We have reduced our selling and administrative expenses by approximately $1 billion over the past four quarters, including a reduction of $212 million this quarter,” said W. Bruce Johnson, Sears Holdings’ interim chief executive officer and president.

Second Quarter Revenues and Comparable Store Sales

Total revenues decreased $1.2 billion to $10.6 billion for the 13 weeks ended August 1, 2009, as compared to total revenues of $11.8 billion for the 13 weeks ended August 2, 2008. The decrease was primarily due to lower comparable store sales and included a $126 million decline due to the impact of foreign currency exchange rates.

Domestic comparable store sales declined 8.6% in the aggregate, with Sears Domestic comparable store sales declining 12.5% and Kmart comparable store sales declining 3.9% for the quarter. The decline at Sears Domestic continues to be driven by categories impacted by housing market conditions (including the home appliances category) as well as lower apparel sales. The decline in comparable store sales at Kmart was driven by a decline in apparel and was partially offset by an increase in sales of home electronics and the impact of assuming the operations of its footwear business from a third party effective January 2009.

Operating Income (Loss)

Holdings’ operating loss was $58 million for the 13 weeks ended August 1, 2009, as compared to operating income of $187 million for the 13 weeks ended August 2, 2008. Our operating loss for the second quarter of 2009 includes expenses of $103 million related to domestic pension plans and store closings and severance. Operating income for the second quarter of 2008 includes the positive impact of the reversal of a $62 million reserve because of a favorable verdict in connection with a pre-merger legal matter. Excluding these items, operating income decreased $80 million and was primarily the result of lower gross margin dollars given lower overall sales. The total decline in gross margin dollars of $310 million (adjusted for $17 million of markdowns recorded in connection with store closings) includes a $40 million decline related to the impact of foreign currency exchange rates on gross margin at Sears Canada. The decline in gross margin dollars was partially offset by reductions in selling and administrative expenses of $212 million (adjusted for significant items). Selling and administrative expenses declined as a result of a $92 million reduction in payroll and benefits expense, a reduction in advertising expenses of $45 million (primarily due to reductions at Sears Canada), and a $23 million decline related to the impact of foreign currency exchange rates at Sears Canada.

For the quarter, we generated $2.8 billion in gross margin as compared to $3.1 billion in the second quarter last year. While gross margin dollars declined, we maintained our gross margin rate at 26.5% for both the second quarter of 2009 and the second quarter of 2008. While our gross margin rate was not changed for Holdings, we experienced an increase in gross margin rate of 50 basis points at Sears Domestic and 100 basis points at Sears Canada, mainly as a result of improved inventory management, as well as an increase in gross margin rate in the home electronics category for Sears Domestic. These increases were offset by a decline in gross margin rate of 80 basis points at Kmart due primarily to markdowns recorded in connection with store closings announced during the quarter.

Significant Items

A number of significant items affected our second quarter results in fiscal 2009 and 2008. Excluding these items, the net loss attributable to Holdings’ shareholders for the second quarter of fiscal 2009 would have been $20 million ($0.17 per diluted share) as compared to net income of $28 million ($0.21 per diluted share) in the second quarter of 2008. Significant items affecting our second quarter results in fiscal 2009 and 2008 include:

•	a charge for costs associated with store closings and severance in the second quarter of 2009 of $61 million ($38 million after tax or $0.32 per diluted share);

•	domestic pension plan expense in the second quarter of 2009 of $42 million ($26 million after tax or $0.22 per diluted share);

•	mark-to-market losses on Sears Canada hedge transactions in the second quarter of 2009 of $22 million ($10 million after tax and noncontrolling interest or $0.08 per diluted share); and

•

the positive impact of the reversal of a $62 million ($37 million after tax or $0.29 per diluted share) reserve during the second quarter of 2008 because of the overturning of a February 2, 2007 adverse jury verdict relating to the redemption of certain Sears, Roebuck and Co. bonds in 2004.

Costs incurred for store closings and severance include charges related to the second quarter 2009 decision to close 28 underperforming stores, as well as costs incurred for previously announced stores which completed operations in the second quarter of 2009. We expect to record an additional charge of approximately $5 million during the second half of 2009 as the stores we decided to close in the second quarter complete operations. Similar to our other store closings, we expect that these will be additive to earnings, and given that the closure of these stores eliminates negative cash flows incurred from their operations, will generate cash from the liquidation of inventory and from other proceeds. The list of stores closed can be found at www.searsmedia.com. We plan to continue to evaluate our business in an effort to improve the operating results of the Company.

As we noted in our first quarter 2009 earnings release, the Company has a legacy pension obligation for past service performed by Kmart and Sears, Roebuck and Co. associates. The annual pension expense included in our financial statements related to these legacy domestic pension plans was relatively minimal in recent years. However, due to the severe decline in the capital markets that occurred in the latter part of 2008 our domestic pension expense has increased by an estimated $160 to $175 million in 2009. As a result, we present pension expense as a significant item affecting earnings and as a separate line item in our Adjusted EBITDA reconciliation to promote operating performance comparability. We expect each remaining quarter of 2009 to contain domestic pension plan expense consistent with the first and second quarters.

Financial Position

We had cash balances of $1.3 billion at August 1, 2009 (of which $468 million was domestic and $824 million was at Sears Canada) as compared to $1.5 billion at August 2, 2008 and $1.3 billion at January 31, 2009. Significant uses of our cash during the first half of

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2009 include $134 million for share repurchases, contributions to our pension and post-retirement benefit plans of $96 million, capital expenditures of $122 million and debt issuance costs of $81 million. These amounts were partially offset by borrowings. Mr. Johnson further commented, “We have strengthened our balance sheet by retiring over $400 million of consolidated long-term debt and capital lease obligations while maintaining the same level of usage on our domestic revolving line of credit as this time last year.”

Merchandise inventories were approximately $9.4 billion at August 1, 2009 as compared to $9.8 billion at August 2, 2008. Domestic inventory levels declined from $8.9 billion at August 2, 2008 to $8.6 billion at August 1, 2009 due to improved inventory management. Inventory levels at Sears Canada decreased $91 million mainly due to the impact of foreign currency exchange rates.

Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) at August 1, 2009 was $3.2 billion, as compared to $3.6 billion at August 2, 2008. The decrease in outstanding debt was mainly the result of a reduction in domestic long-term debt and capital lease obligations of $390 million. Total short-term borrowings at August 1, 2009 of $1.0 billion increased by only $41 million over our level of borrowings at August 2, 2008 of $974 million. Long-term debt of the parent (which excludes the debt of our Sears Canada ($282 million) and Orchard Supply Hardware ($297 million) subsidiaries, which is non-recourse to the parent) is less than $1 billion, with no significant required repayments until 2011.

Share Repurchase

During the 13- and 26- week periods ended August 1, 2009, we repurchased approximately 1.7 million and 2.7 million common shares at a total cost of $94 million and $134 million, respectively, under our share repurchase program. Our repurchases for the 13- and 26- week periods ended August 1, 2009 were made at average prices of $54.87 and $49.90 per share, respectively. As of August 1, 2009, we had remaining authorization to repurchase $371 million of common shares under the share repurchase program. The share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income (loss) appearing on the statements of operations excluding depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain significant gains/(losses). Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

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Adjusted EBITDA was determined as follows:

	13 Weeks Ended		26 Weeks Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Operating income (loss) per statement of operations	$(58)	$187	$70	$179
Plus depreciation and amortization	228	247	454	495
Less gain on sales of assets	(5)	(6)	(59)	(38)

Before excluded items	165	428	465	636

Legal matter reserve	—	(62)	—	(62)
Domestic pension expense	42	—	84	—
Closed store reserve and severance	61	—	78	—

Adjusted EBITDA as defined	$268	$366	$627	$574

% to revenues	2.5%	3.1%	3.0%	2.5%

Adjusted EBITDA for our segments are as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Kmart	$14	$55	0.4%	1.4%
Sears Domestic	160	191	2.8%	3.0%
Sears Canada (1)	94	120	8.6%	8.6%

Total Adjusted EBITDA	$268	$366	2.5%	3.1%

(1)	Second quarter 2009 Adjusted EBITDA in Canadian dollars was $106 million as compared to $121 million for the prior year, as the average exchange rate for the quarter declined from .9877 to .8841.

	26 Weeks Ended
	Adjusted EBITDA		% To Revenues
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Kmart	$62	$66	0.8%	0.9%
Sears Domestic	426	308	3.8%	2.5%
Sears Canada (1)	139	200	7.0%	7.6%

Total Adjusted EBITDA	$627	$574	3.0%	2.5%

(1)

The first half of 2009 Adjusted EBITDA in Canadian dollars was $165 million as compared to $202 million for the prior year, as the average exchange rate for the first half declined from .9910 to .8449.

Quarterly Report on Form 10-Q

For a detailed discussion of the Company’s financial results, please see the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and posted to the Company’s website at http://www.searsholdings.com on or about August 25, 2009.

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for fiscal year 2009. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the

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forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; and the outcome of pending and/or future legal proceedings, including product liability claims and bankruptcy claims, including proceedings with respect to which the parties have reached a preliminary settlement. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer with approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart. We are the nation’s largest provider of home services, with more than 12 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.

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Sears Holdings Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended		26 Weeks Ended
millions, except per share data	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
REVENUES
Merchandise sales and services	$10,551	$11,762	$20,606	$22,830

COSTS AND EXPENSES
Cost of sales, buying and occupancy	7,756	8,640	14,938	16,685
Gross margin dollars	2,795	3,122	5,668	6,145
Gross margin rate	26.5%	26.5%	27.5%	26.9%

Selling and administrative	2,630	2,694	5,203	5,509
Selling and administrative expense as a percentage of total revenues	24.9%	22.9%	25.2%	24.1%

Depreciation and amortization	228	247	454	495
Gain on sales of assets	(5)	(6)	(59)	(38)

Total costs and expenses	10,609	11,575	20,536	22,651

Operating income (loss)	(58)	187	70	179
Interest expense	(63)	(65)	(122)	(131)
Interest and investment income	14	20	19	31
Other loss	(31)	(1)	(47)	(2)

Income (loss) before income taxes	(138)	141	(80)	77
Income tax (expense) benefit	52	(56)	28	(28)

Net income (loss)	(86)	85	(52)	49
Income attributable to noncontrolling interest	(8)	(20)	(16)	(40)

NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(94)	$65	$(68)	$9

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS
Diluted earnings (loss) per share	$(0.79)	$0.50	$(0.57)	$0.07

Diluted weighted average common shares outstanding	119.1	128.8	120.0	130.3

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	August 1, 2009	August 2, 2008	January 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$1,189	$1,534	$1,173
Restricted cash	103	—	124
Receivables	896	1,020	839
Merchandise inventories	9,377	9,754	8,795
Prepaid expenses and other current assets	422	497	485

Total current assets	11,987	12,805	11,416

Property and equipment, net	7,867	8,568	8,091
Goodwill	1,392	1,660	1,392
Trade names and other intangible assets	3,244	3,322	3,283
Other assets	1,270	434	1,160

TOTAL ASSETS	$25,760	$26,789	$25,342

LIABILITIES
Current liabilities
Short-term borrowings	$1,015	$974	$442
Current portion of long-term debt and capitalized lease obligations	283	390	345
Merchandise payables	3,361	3,494	3,006
Unearned revenues	1,029	1,106	1,069
Accrued expenses and other current liabilities	3,556	3,909	3,650

Total current liabilities	9,244	9,873	8,512

Long-term debt and capitalized lease obligations	1,941	2,250	2,132
Pension and post-retirement benefits	2,045	1,135	2,057
Other long-term liabilities	2,883	3,008	2,942

Total Liabilities	16,113	16,266	15,643

Total Equity	9,647	10,523	9,699

TOTAL LIABILITIES AND EQUITY	$25,760	$26,789	$25,342

Total common shares outstanding	119.0	126.4	122.0

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended August 1, 2009
		Sears
millions, except for number of stores	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$3,756	$5,701	$1,094	$10,551

Cost of sales, buying and occupancy	2,927	4,082	747	7,756
Gross margin dollars	829	1,619	347	2,795
Gross margin rate	22.1%	28.4%	31.7%	26.5%

Selling and administrative	845	1,532	253	2,630
Selling and administrative expense as a percentage of total revenues	22.5%	26.9%	23.1%	24.9%
Depreciation and amortization	36	167	25	228
Gain on sales of assets	(1)	(3)	(1)	(5)

Total costs and expenses	3,807	5,778	1,024	10,609

Operating income (loss)	$(51)	$(77)	$70	$(58)

Number of:
Kmart Stores	1,352	—	—	1,352
Full-Line Stores	—	915	122	1,037
Specialty Stores	—	1,253	267	1,520

Total Stores	1,352	2,168	389	3,909

	13 Weeks Ended August 2, 2008
		Sears
millions, except for number of stores	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$4,005	$6,367	$1,390	$11,762

Cost of sales, buying and occupancy	3,087	4,590	963	8,640
Gross margin dollars	918	1,777	427	3,122
Gross margin rate	22.9%	27.9%	30.7%	26.5%

Selling and administrative	863	1,524	307	2,694
Selling and administrative expense as a percentage of total revenues	21.5%	23.9%	22.1%	22.9%
Depreciation and amortization	34	181	32	247
Gain on sales of assets	(1)	(5)	—	(6)

Total costs and expenses	3,983	6,290	1,302	11,575

Operating income	$22	$77	$88	$187

Number of:
Kmart Stores	1,382	—	—	1,382
Full-Line Stores	—	933	122	1,055
Specialty Stores	—	1,177	260	1,437

Total Stores	1,382	2,110	382	3,874

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	26 Weeks Ended August 1, 2009
millions, except for number of stores		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$7,349	$11,273	$1,984	$20,606

Cost of sales, buying and occupancy	5,662	7,907	1,369	14,938
Gross margin dollars	1,687	3,366	615	5,668
Gross margin rate	23.0%	29.9%	31.0%	27.5%

Selling and administrative	1,659	3,060	484	5,203
Selling and administrative expense as a percentage of total revenues	22.6%	27.1%	24.4%	25.2%
Depreciation and amortization	72	333	49	454
Gain on sales of assets	(10)	(4)	(45)	(59)

Total costs and expenses	7,383	11,296	1,857	20,536

Operating income (loss)	$(34)	$(23)	$127	$70

Number of:
Kmart Stores	1,352	—	—	1,352
Full-Line Stores	—	915	122	1,037
Specialty Stores	—	1,253	267	1,520

Total Stores	1,352	2,168	389	3,909

	26 Weeks Ended August 2, 2008
millions, except for number of stores		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$7,738	$12,467	$2,625	$22,830

Cost of sales, buying and occupancy	5,953	8,919	1,813	16,685
Gross margin dollars	1,785	3,548	812	6,145
Gross margin rate	23.1%	28.5%	30.9%	26.9%

Selling and administrative	1,719	3,178	612	5,509
Selling and administrative expense as a percentage of total revenues	22.2%	25.5%	23.3%	24.1%
Depreciation and amortization	67	364	64	495
Gain on sales of assets	(2)	(4)	(32)	(38)

Total costs and expenses	7,737	12,457	2,457	22,651

Operating income	$1	$10	$168	$179

Number of:
Kmart Stores	1,382	—	—	1,382
Full-Line Stores	—	933	122	1,055
Specialty Stores	—	1,177	260	1,437

Total Stores	1,382	2,110	382	3,874

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
	August 1, 2009				August 2, 2008
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(51)	$(77)	$70	$(58)	$22	$77	$88	$187
Plus depreciation and amortization	36	167	25	228	34	181	32	247
Less gain on sales of assets	(1)	(3)	(1)	(5)	(1)	(5)	—	(6)

Before excluded items	(16)	87	94	165	55	253	120	428

Legal matter reserve	—	—	—	—	—	(62)	—	(62)
Domestic pension expense	—	42	—	42	—	—	—	—
Closed store reserve and severance	30	31	—	61	—	—	—	—

Adjusted EBITDA as defined	$14	$160	$94	$268	$55	$191	$120	$366

% to revenues	0.4%	2.8%	8.6%	2.5%	1.4%	3.0%	8.6%	3.1%

	26 Weeks Ended
	August 1, 2009				August 2, 2008
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(34)	$(23)	$127	$70	$1	$10	$168	$179
Plus depreciation and amortization	72	333	49	454	67	364	64	495
Less gain on sales of assets	(10)	(4)	(45)	(59)	(2)	(4)	(32)	(38)

Before excluded items	28	306	131	465	66	370	200	636

Legal matter reserve	—	—	—	—	—	(62)	—	(62)
Domestic pension expense	—	84	—	84	—	—	—	—
Closed store reserve and severance	34	36	8	78	—	—	—	—

Adjusted EBITDA as defined	$62	$426	$139	$627	$66	$308	$200	$574

% to revenues	0.8%	3.8%	7.0%	3.0%	0.9%	2.5%	7.6%	2.5%